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                                                                    EXHIBIT 10.1


                           LOAN AND SECURITY AGREEMENT

                                  BY AND AMONG

                               PENTON MEDIA, INC.

                                  AS BORROWER,



                     THE LENDERS THAT ARE SIGNATORIES HERETO

                                 AS THE LENDERS,

                                       AND

                           WELLS FARGO FOOTHILL, INC.

                    AS THE ARRANGER AND ADMINISTRATIVE AGENT



                           DATED AS OF AUGUST 13, 2003

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                           LOAN AND SECURITY AGREEMENT

            THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of August 13, 2003, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders") and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders ("Agent"), and, on the other hand, PENTON MEDIA, INC., a Delaware corporation ("Borrower").

            The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

      1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

            "Account" means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

            "Account Debtor" means an account debtor (as that term is defined in the Code).

            "Acquisition" has the meaning set forth in the definition of "Permitted Acquisition."

            "Acquisition Agreement" means the acquisition, purchase or other agreement that sets forth the terms and conditions of a Permitted Acquisition and is executed by the applicable Seller and Borrower or a Guarantor, as the case may be.

            "Additional Documents" has the meaning set forth in Section 4.4(c).

            "Advances" has the meaning set forth in Section 2.1(a).

            "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof: (a) any Person that owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each


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partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

            "Agent" has the meaning set forth in the preamble of this Agreement, and any successor thereto.

            "Agent Advances" has the meaning set forth in Section 2.3(e)(i).

            "Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

            "Agent's Account" means the Deposit Account of Agent identified on Schedule A-1.

            "Agent's Liens" means the Liens granted by Borrower or its Subsidiaries to Agent under this Agreement or the other Loan Documents.

            "Agreement" has the meaning set forth in the preamble to this Agreement.

            "Applicable Amount" means (a) with respect to an early termination of this Agreement under Section 3.6, the Maximum Revolver Amount, or (b) with respect to any optional reduction of the Maximum Revolver Amount under Section 2.2, the Dollar amount by which the Maximum Revolver Amount is being reduced.

            "Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 4.0% times the Applicable Amount, (b) during the period from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 3.0% times the Applicable Amount, (c) during the period from and including the date that is the second anniversary of the Closing Date up to the date that is the third anniversary of the Closing Date, 2.0% times the Applicable Amount, and
(d) during the period from and including the date that is the third anniversary of the Closing Date up to but excluding the Maturity Date, 1.0% times the Applicable Amount.

            "Assignee" has the meaning set forth in Section 14.1.

            "Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

            "Assignment of Control Agreement" has the meaning set forth in the definition of "Control Agreement".

            "Authorized Person" means any officer or employee of Borrower.


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            "Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations and all sublimits and reserves then applicable hereunder).

            "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

            "Base LIBOR Rate" means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

            "Base Rate" means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

            "Base Rate Loan" means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

            "Base Rate Margin" means 3.0 percentage points.

            "Benefit Plan" means a Plan that is or is intended to be a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has maintained, contributed to, has an obligation to contribute to, or has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

            "Board of Directors" means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

            "Books" means Borrower's and its Subsidiaries' now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower's or its


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Subsidiaries' Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

            "Borrower" has the meaning set forth in the preamble to this Agreement.

            "Borrower Collateral" means all of Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

            (a) all of its Accounts,

            (b) all of its Books,

            (c) all of its Commercial Tort Claims,

            (d) all of its Deposit Accounts,

            (e) all of its Equipment,

            (f) all of its General Intangibles,

            (g) all of its Inventory,

            (h) all of its Investment Property (including all of its securities and Securities Accounts),

            (i) all of its Negotiable Collateral,

            (j) supporting obligations with respect to any of the foregoing,

            (k) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

            (l) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided, however, that Borrower Collateral shall not include any Excluded Collateral.

            "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance.

            "Borrowing Base" means, as of any date of determination, the result of:


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            (a) the lowest of

                  (i) (A) during the period from and after the Closing Date up to the date that is the first anniversary of the Closing Date, the product of 2.5 times TTM EBITDA, (B) during the period from and after the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, the product of 2.25 times TTM EBITDA, and (C) during the period from and after the date that is the second anniversary of the Closing Date, the product of 2.0 times TTM EBITDA,

                  (ii) 40% of the total consolidated revenue of Borrower and its
            Subsidiaries for the 6 month period most recently ended for which financial statements have been delivered pursuant to Section 6.3(a),

                  (iii) 25% of the enterprise value of Borrower and its
            Subsidiaries (based on the Enterprise Valuation most recently received by Agent),

            minus

            (b) the sum of (i) the UCC Filing Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

            "Budget" means Borrower's (a) forecasted profit and loss statements,
(b) forecasted cash flow statements, and (c) a current, year-end balance sheet, all prepared on a basis consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

            "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in either the state of California or New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

            "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

            "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.


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            "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above, and (g) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b), and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above.

            "Cash Management Account" has the meaning set forth in Section
2.7(a).

            "Cash Management Bank" has the meaning set forth in Section 2.7(a).

            "Change of Control" means (a) any sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of Borrower's assets, on a consolidated basis, in one transaction or a series of related transactions, to any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), (b) the consummation of any transaction, including any merger or consolidation, whereby any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the Stock of Borrower (or other surviving entity) having the right to vote for the election of members of the Board of Directors, (c) the Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office, or (d) Borrower adopts a plan of liquidation.

            "Closing Date" means the date on which Agent sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.


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            "Closing Date Business Plan" means the forecast for the 2003 fiscal year of Borrower (on a month by month basis) and the June 30, 2003 balance sheet of Borrower, in form and scope satisfactory to Agent.

            "Code" means the New York Uniform Commercial Code, as in effect from time to time.

            "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

            "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower's or its Subsidiaries' Books, Equipment, or Inventory, in each case, in form and substance satisfactory to Agent.

            "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

            "Commercial Tort Claim" means a commercial tort claim (as that term is defined in the Code).

            "Commercial Tort Claim Assignments" has the meaning set forth in
Section 4.4(b).

            "Commitment" means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Agent.

            "Continuing Directors" means during any period of 12 consecutive months after March 28, 2002, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved).


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            "Control Agreement" means (a) a control agreement, in form and substance satisfactory to Agent, executed and delivered by Borrower or a Guarantor, Agent, the trustee under the Senior Indenture, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), or (b) with respect to any Deposit Account existing on the Closing Date, a control agreement executed and delivered by Borrower or a Guarantor, Existing Agent, the trustee under the Senior Indenture, and the applicable bank that has been assigned by Existing Agent to Agent pursuant to an assignment agreement in form and substance satisfactory to Agent (each, an "Assignment of Control Agreement").

            "Copyright Security Agreement" means a copyright security agreement executed and delivered by Borrower or a Guarantor and Agent, the form and substance of which is satisfactory to Agent.

            "Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

            "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

            "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

            "Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

            "De Minimis Deposit Account" has the meaning set forth in Section 4.7(a).

            "Deposit Account" means any deposit account (as that term is defined in the Code).

            "Designated Account" means the Deposit Account of Borrower identified on Schedule D-1.

            "Designated Account Bank" has the meaning ascribed thereto on Schedule D-1.

            "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

            "Dollars" or "$" means United States dollars.


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            "Domestic Subsidiary" means any Subsidiary of Borrower organized under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia; provided, however, that a Subsidiary that is characterized as a partnership for United States federal income tax purposes is not a Domestic Subsidiary hereunder if any member of such Subsidiary is a "controlled foreign corporation" (as defined in IRC Section 957(a)) that has liability for any of the Obligations of such Subsidiary.

            "EBITDA" means, subject to Section 1.6, with respect to any fiscal period, Borrower's and its Subsidiaries (a) net earnings (or loss) for such period, minus (b) extraordinary gains, plus (c) Interest Expense, provisions for income taxes, depreciation and amortization, extraordinary losses, non-cash charges against income and non-recurring charges to income for such period, all as determined on a consolidated basis and in accordance with GAAP.

            "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and that has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, including a fund or account managed by such Lender or an Affiliate of such Lender or its investment manager (a "Related Fund"), (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

            "Enterprise Valuation" means the net present enterprise value of Borrower and its Subsidiaries as set forth in an appraisal prepared by a third party valuation firm acceptable to Agent.

            "Environmental Actions" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.


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            "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower or its Subsidiaries, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC Section 1251 et seq.; the Toxic Substances Control Act, 15 USC
Section 2601 et seq.; the Clean Air Act, 42 USC Section 7401 et seq.; the Safe Drinking Water Act, 42 USC Section 3803 et seq.; the Oil Pollution Act of 1990, 33 USC Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC Section 11001 et seq.; the Hazardous Material Transportation Act, 49 USC Section 1801 et seq.; and the Occupational Safety and Health Act, 29 USC Section651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

            "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and that relate to any Environmental Action.

            "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

            "Equipment" means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder and any successor statute and regulations thereto.

            "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the


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IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

            "ERISA Event" means, with respect to the Borrower, its Subsidiaries, or any ERISA Affiliate, (a) the institution of proceedings to terminate a Benefit Plan by the PBGC; (b) the failure by Borrower, its Subsidiaries, or any ERISA Affiliate to make when due required contributions to a Benefit Plan; (c) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; or (d) the loss of a Qualified Plan's qualification or tax exempt status.

            "Event of Default" has the meaning set forth in Section 8.

            "Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of 90 days and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

            "Excess Liquidity" means the amount, as of the date any determination thereof is to be made, equal to the sum of (a) Excess Availability plus (b) Qualified Cash.

            "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

            "Excluded Collateral" means (a) any lease, license, contract, or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of a Lien to Agent shall constitute or result in (i) the abandonment, invalidation, or unenforceability of any right, title, or interest of Borrower therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights, or agreement (in each case, other than to the extent that the restrictive terms of any such lease, license, contract, or agreement would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided, however, that such Lien shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach, or termination shall be remedied and shall attach immediately to the products and proceeds of such lease, license, contract, or agreement and, to the extent severable, to any portion of such lease, license, contract, or agreement that does not result in any of the consequences specified in clauses (i) or (ii) above; (b) any Equipment subject to a Permitted Lien under either of clauses (c) or (e) of the definition of "Permitted Lien" to the extent, but only to the extent, that a Lien on such Equipment would be prohibited by any agreement or other


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document relating to such Permitted Lien; provided, however, that a Lien in favor of Agent on such Equipment shall attach immediately at such time as the condition causing such prohibition shall be remedied, and shall attach immediately to the products and proceeds of such Equipment and, to the extent severable, to any portion of such Equipment that are not subject to such prohibition; or (c) any of the outstanding Stock or other equity interest of a Foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote.

            "Existing Agent" means The Bank of New York.

            "Existing Facility" means the credit facility evidenced by that certain Amended and Restated Credit Agreement, dated as of March 8, 2002, among Borrower, the Existing Agent, and the lenders party thereto, as amended from time to time.

            "Fee Letter" means that certain fee letter, dated as of even date herewith, between Borrower and Agent, in form and substance satisfactory to Agent.

            "FEIN" means Federal Employer Identification Number.

            "Financial Officer" means, with respect to any Person, such Person's president, chief executive officer, chief financial officer, controller, treasurer, or assistant treasurer.

            "Foreign Subsidiary" means any Subsidiary of Borrower that is not a Domestic Subsidiary.

            "Four Quarter Period" has the meaning set forth in Section 1.6.

            "Funded Bank Debt Leverage Ratio" means, with respect to Borrower and its Subsidiaries for any period and on a consolidated basis, the ratio of
(a) the outstanding principal amount of Advances as of the last day of such period to (b) EBITDA for such period.

            "Funding Date" means the date on which a Borrowing occurs, which shall be a Business Day.

            "Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

            "General Intangibles" means general intangibles (as that term is defined in the Code).

            "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

            "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

            "Guarantor" means (a) each of Stardust.com, a California corporation, PMI Three, Inc., a Delaware corporation, Internet World Media, Inc., a Delaware corporation, Tech Conferences, Incorporated, a Connecticut corporation, Healthwell.com, Inc., a Delaware corporation, Donohue Meehan Publishing Company, an Illinois corporation, Duke Investments, Inc., a Colorado corporation, One, Inc., a Colorado corporation, PMI Two, Inc., a Colorado corporation, Penton Internet, Inc., a Delaware corporation, and Duke Communications International, Inc., a Colorado corporation, and (b) any Person that becomes a direct or indirect Domestic Subsidiary of Borrower after the Closing Date and executes a joinder to the Guaranty and the Guarantor Security Agreement as provided in Section 6.15.

            "Guarantor Security Agreement" means the Security Agreement, in form and substance satisfactory to Agent, entered into on or after the date hereof by each Guarantor in favor of Agent.

            "Guaranty" means the General Continuing Guaranty, in form and substance satisfactory to Agent, entered into on or after the date hereof by each Guarantor in favor of Agent, in form and substance satisfactory to Agent.

            "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

            "Hedge Agreement" means any and all agreements or documents now existing or hereafter entered into by Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or other interest rate management device, or any combination of, or option with respect to, these or similar transactions.

            "Hold-Back Amount" means, with respect to any disposition or Acquisition, the aggregate amount of all payments payable to Borrower or its Subsidiaries, directly or indirectly, in connection with such disposition or Acquisition, whether at the time thereof or after such disposition or Acquisition, under earn-outs, escrowed funds, or other similar arrangements entered into in connection with such disposition or Acquisition.

            "Holdout Lender" has the meaning set forth in Section 15.2(a).

            "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit and bankers acceptances, (c) all Capital Lease Obligations, (d) all obligations and liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed,
(e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and Hold-Back Amounts with respect to Permitted Acquisitions and Acquisitions that closed prior to the Closing Date),
(f) all net obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

            "Indemnified Liabilities" has the meaning set forth in Section 11.3.

            "Indemnified Person" has the meaning set forth in Section 11.3.

            "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

            "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

            "Intercompany Subordination Agreement" means a subordination agreement executed and delivered by Borrower and each of its Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

            "Intercreditor Agreement" means the Intercreditor Agreement, in form and substance satisfactory to Agent, entered into between Agent and U.S. Bank National Association (together with its successors and assigns), as trustee under the Senior Indenture, the form and substance of which is satisfactory to Agent.

            "Interest Expense" means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period (excluding all fees paid in connection with the incurrence of Indebtedness that are amortized and are added to net earnings (or loss) under clause (c) of the definition of EBITDA), determined on a consolidated basis in accordance with GAAP.

            "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period that will end after the Maturity Date.

            "Inventory" means inventory (as that term is defined in the Code).

            "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

            "Investment Property" means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

            "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

            "Issuing Lender" means WFF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

            "L/C" has the meaning set forth in Section 2.12(a).

            "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

            "L/C Undertaking" has the meaning set forth in Section 2.12(a).

            "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall also include any Swing Lender and any Eligible Transferee or other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

            "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

            "Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Enterprise Valuations, collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrower or any its Subsidiaries, (h) Agent's reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

            "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

            "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

            "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

            "LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

            "LIBOR Notice" means a written notice in the form of Exhibit L-1.

            "LIBOR Option" has the meaning set forth in Section 2.13(a).

            "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

            "LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

            "LIBOR Rate Margin" means 5.0 percentage points.

            "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term "Lien" includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

            "Loan Account" has the meaning set forth in Section 2.10.

            "Loan Documents" means this Agreement, the Control Agreements, the Copyright Security Agreement, the Disbursement Letter, the Fee Letter, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Officers' Certificate, the Stock Pledge Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower and the Lender Group in connection with this Agreement.

            "Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial or other condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower's and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or
(c) a material impairment of the enforceability or priority of the Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

            "Maturity Date" has the meaning set forth in Section 3.4.

            "Maximum Revolver Amount" means $40,000,000 as such amount may be decreased down to a minimum amount of $28,000,000, upon and subject to the satisfaction of the conditions set forth in Section 2.2.

            "Minimum Daily Rate" has the meaning set forth in Section 2.6(a).

            "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or any Subsidiary of Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber Real Property.

            "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which Borrower, its Subsidiaries or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions.

            "Negotiable Collateral" means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

            "Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and expenses paid or payable by Borrower and/or any of its Subsidiaries to third parties in connection with such event (including, without limitation, all transaction costs and expenses, attorneys' fees and expenses, and commissions), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Borrower and/or any of its Subsidiaries as a result of such event to repay Indebtedness (other than Advances) secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Borrower and/or any of its Subsidiaries in connection with such event, and (iv) the amount of any reserves established by Borrower and/or any of its Subsidiaries to fund contingent liabilities in connection with such event.

            "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

            "Officers' Certificate" means the certificate of representations and warranties of officers of Borrower and the Guarantors, dated as of the date hereof.

            "Originating Lender" has the meaning set forth in Section 14.1(e).

            "Overadvance" has the meaning set forth in Section 2.5.

            "Participant" has the meaning set forth in Section 14.1(e).

            "Participant Register" has the meaning set forth in Section 14.1(i).

            "Pay-Off Letter" means a letter, in form and substance satisfactory to Agent, from Existing Agent to Agent and Borrower respecting the amount necessary to repay in full all of the obligations of Borrower and its Subsidiaries owing to Existing Agent (and the lenders represented by Existing Agent) and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of Borrower and its Subsidiaries.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Permitted Acquisition" means any acquisition by Borrower or any of its Subsidiaries from a Person that is not an Affiliate of Borrower (the "Seller"), whether by way of the purchase of assets or Stock, by merger or consolidation or otherwise, of substantially all of the assets of or Stock of such Person (or of any division or business line of such Person) (each an "Acquisition"), so long as:

            (a) No Default or Event of Default shall have occurred or be continuing or shall result from the consummation of such Acquisition;

            (b) If such Acquisition involves the purchase of Stock, such Acquisition shall be effected in such a manner as to assure that the acquired entity becomes a wholly owned direct or indirect Subsidiary of Borrower after giving effect to such Acquisition;

            (c) No later than (i) 10 Business Days prior to the closing of such Acquisition, Borrower shall have delivered to Agent a summary of the principal terms of such Acquisition and all applicable financial information provided to Borrower by such Person in respect of (A) such Person if it is a Stock purchase or (B) the assets of such Person if it is an asset purchase, including a summary forecast, in form and substance satisfactory to Agent, reflecting the effect of such Acquisition and any related transactions, (2) promptly following a request therefor, copies of such other information or documents relating to such Acquisition as Agent shall have reasonably requested, and (3) promptly following the closing of such Acquisition, a copy of the executed Acquisition Agreement, together with all schedules and exhibits thereto;

            (d) The aggregate amount of all consideration payable by Borrower or the Guarantors in connection with such Acquisition (other than Hold-Back Amounts and Indebtedness permitted under Section 7.1) shall be payable on the date of such Acquisition;

            (e) Neither Borrower, its Subsidiaries, nor any ERISA Affiliate shall, in connection with such Acquisition, assume or remain liable with respect to any Indebtedness (including any unpaid material tax or material ERISA liability), except (a) to the extent permitted under Section 7.1 and (b) obligations of the Seller or its Subsidiaries incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by Borrower, its Subsidiaries and ERISA Affiliates hereunder shall be paid in full or released on or before the closing of such Acquisition;

            (f) All assets and properties acquired in connection with such Acquisition shall be free and clear of any Liens other than those permitted under Section 7.2;

            (g) The Hold-Back Amount in connection with such Acquisition is not greater than 20% of the aggregate consideration paid for such Acquisition;

            (h) (i) After giving effect to the closing of such Acquisition, Borrower and its Subsidiaries shall be in compliance with the financial covenants of Section 7.18, calculated on a pro forma basis, and (ii) within 10 Business Days after the closing of such Acquisition, Borrower shall provide to Agent, in form and substance satisfactory to Agent, a certificate of its chief financial officer certifying such compliance;

            (i) Borrower shall comply with Section 6.15 if any new Subsidiary is acquired or formed in connection with such Acquisition; and

            (j) The aggregate consideration paid by Borrower or its Subsidiaries with respect to such Acquisition, when aggregated with the aggregate consideration paid by Borrower and its Subsidiaries with respect to all other Acquisitions made by Borrower or its Subsidiaries during the then current fiscal year, does not exceed $5,000,000.

            "Permitted Business Disposition" means the disposition by Borrower or any of its Subsidiaries of any division or line of business so long as:

            (a) No Default or Event of Default shall have occurred and be continuing or shall result from the consummation of such disposition;

            (b) Concurrent with the closing of such disposition, Borrower or such Subsidiary receives payment in cash or Cash Equivalents of at least 80% of the aggregate consideration to be paid from such disposition;

            (c) upon Agent's request, Agent shall have received reasonably satisfactory evidence that the Board of Directors and, if required by law, the holders of Stock of Borrower or its Subsidiaries have approved such disposition;

            (d) such disposition shall be consummated at fair value, in good faith, and pursuant to an arm's length transaction; and

            (e) the Hold-Back Amount in connection with such disposition is not greater than 20% of the aggregate consideration received from such disposition.

            "Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

            "Permitted Dispositions" means (a) sales or other dispositions of Equipment or other assets that are worn, damaged, or obsolete, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) Permitted Business Dispositions so long as (i) the Net Proceeds received for any one Permitted Business Disposition does not exceed $5,000,000 and if such Net Proceeds are less than 75% of the total consideration for such Permitted Business Disposition, the total consideration for such Permitted Business Disposition does not exceed $6,750,000, and (ii) the aggregate amount of Net Proceeds received for all Permitted Business Dispositions consummated during the term of this Agreement does not exceed $12,000,000 and if such aggregate Net Proceeds are less than 75% of the total consideration for all such Permitted Business Dispositions, the total consideration for all such Permitted Business Dispositions does not exceed $16,000,000, (f) any sale, lease, transfer or other disposition of any or all assets by Borrower to any Guarantor or by any Guarantor to Borrower or any other Guarantor, (g) any sale, lease, transfer or other disposition of any or all assets by any Foreign Subsidiary to any other Foreign Subsidiary, (h) issuances of Stock by any Subsidiary of Borrower to Borrower or any of its Subsidiaries,
(i) the sale, lease, transfer or other disposition of an asset that constitutes a Permitted Investment, and (j) transfers or other dispositions that constitute Permitted Distributions.

            "Permitted Distributions" means (a) dividends paid by Borrower solely in its Stock, (b) dividends paid by any Subsidiary of Borrower to Borrower or any other Subsidiary with respect to the Stock of such Subsidiary, and (c) dividends or other distributions made by Borrower in connection with and pursuant to the terms of employee benefit and stock option plans.

            "Permitted Indenture Debt" means (a) Indebtedness evidenced by the Senior Notes and the Subordinated Notes, (b) any refinancing (in whole or in part) of Indebtedness described under the foregoing clause (a) (whether such refinancing occurs as a result of an exchange of Senior Notes for Subordinated Notes or Subordinated Notes for Senior Notes or a new issuance of Indebtedness or any combination thereof or otherwise) so long as (i) the aggregate principal amount of Indebtedness attributable to the Senior Notes, the Subordinated Notes and any refinancing thereof does not exceed the sum of (A) the lesser of (1) the aggregate principal amount outstanding under the Senior Indenture and the Subordinated Indenture on the Closing Date or (2) the aggregate principal amount outstanding under the Senior Indenture and the Subordinated Indenture at the time of such refinancing (but without giving effect to such refinancing) and (B) all reasonable fees, costs and expenses (including reasonable attorneys' fees) incurred by Borrower in connection with such refinancing, (ii) such refinancing is not subject to terms and conditions that are materially more burdensome or restrictive to Borrower than the terms of the Senior Indenture as of the Closing Date, (iii) such refinancing is subject to debt or lien (as applicable) subordination provisions that are no less favorable to the Lender Group than those set forth in the Intercreditor Agreement and the Subordinated Indenture (as applicable), (iv) the maturity of such refinancing is at least 6 months after the Maturity Date, and (v) there is no principal amortization with respect to such refinancing that begins prior to the date that is 6 months after the Maturity Date, and (c) Indebtedness issued by Borrower the proceeds of which are used to redeem all or a portion of the Senior Notes so long as (i) the aggregate principal amount of such Indebtedness issued does not exceed the sum of (A) 105.9375% of the original aggregate principal amount of the Senior Notes and (B) all reasonable fees, costs and expenses (including reasonable attorneys' fees) incurred by Borrower in connection with the issuance of such Indebtedness, (ii) such Indebtedness is not subject to terms and conditions that are materially more burdensome or restrictive to Borrower than the terms of the Senior Indenture as of the Closing Date, (iii) such Indebtedness is subject to lien subordination provisions that are no less favorable to the Lender Group than those set forth in the Intercreditor Agreement, (iv) the maturity of such Indebtedness is at least 6 months after the Maturity Date, and (v) there is no principal amortization with respect to such refinancing that begins prior to the date that is 6 months after the Maturity Date, and (c) Indebtedness issued by Borrower the proceeds of which are used to redeem all or a portion of the Senior Notes so long as (i) the aggregate principal amount of such Indebtedness issued does not exceed the sum of (A) 105.9375% of the original aggregate principal amount of the Senior Notes and (B) all reasonable fees, costs and expenses (including reasonable attorneys' fees) incurred by Borrower in connection with the issuance of such Indebtedness, (ii) such Indebtedness is not subject to terms and conditions that are materially more burdensome or restrictive to Borrower than the terms of the Senior Indenture as of the Closing Date, (iii) such Indebtedness is subject to lien subordination provisions that are no less favorable to the Lender Group than those set forth in the Intercreditor Agreement, (iv) the maturity of such Indebtedness is at least 6 months after the Maturity Date, and (v) there is no principal amortization with respect to such Indebtedness that begins prior to the date that is 6 months after the Maturity Date.

            "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, (e) Permitted Acquisitions, (f) Investments existing on the Closing Date as set forth on Schedule P-2 and any renewal or replacement thereof, (g) Investments made by Borrower to or in any Guarantor and Investments made by any Guarantor to or in Borrower or any other Guarantor, (h) Investments made by any Foreign Subsidiary to or in any other Foreign Subsidiary, (i) the acquisition by Borrower of all or any part of the assets of any Guarantor and the acquisition by any Guarantor of all or any part of the assets of any other Guarantor, (j) the acquisition of all or any part of the assets of any Foreign Subsidiary by any other Foreign Subsidiary, (k) guaranties permitted by Section 7.1 and any payments with respect thereto and any rights of subrogation that arise therefrom, (l) equity Investments owned as of the Closing Date by Borrower or any of its Subsidiaries in any of their respective Subsidiaries, (m) Investments in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business, (n) Investments made in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with a Permitted Business Disposition, and (o) other Investments not permitted pursuant to any subclause above, so long as the aggregate amount of such Investments made after the Closing Date does not exceed $1,750,000.

            "Permitted Liens" means (a) Liens created under the Loan Documents,
(b) Liens for taxes and other obligations or requirements owing to or imposed by Governmental Authorities existing or having priority by operation of law that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1 and any replacement or extension thereof so long as such replacement or extension Lien secures Indebtedness, the replacement or extension of which is permitted under Section 7.1(d), (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) statutory Liens of banks and other financial institutions (and rights of set-off), Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens (i) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or (ii) Liens, pledges and deposits incurred in the ordinary course of business to secure the performance of tenders, statutory obligations, performance and completion bonds, surety and appeal bonds, bids, leases, licenses, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), (h) any interest or title of a lessor or sublessor under any lease of real estate by Borrower or any of its Subsidiaries and any leases or subleases of any real estate by Borrower or any of its Subsidiaries to another Person in the ordinary course of business,
(j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries, (l) (i) Liens granted to the trustees under the Senior Indenture and the Subordinated Intenture on assets held by or collected by the applicable trustee in such capacity to secure the compensation and indemnity obligations owing to the applicable trustee, and (ii) other Liens granted to the trustee under the Senior Indenture that secure the Indebtedness evidenced by the Senior Notes, (m) (i) statutory landlord's Liens under leases under which Borrower or any of its Subsidiaries is a tenant, (ii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of Borrower or any of its Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by Borrower or any such Subsidiary, (iii) zoning laws and ordinances and municipal regulations, (n) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary, and (o) Liens on products and proceeds (including dividends, distributions, interest and like payments on or with respect to, and insurance and condemnation proceeds and rental, lease, licensing and similar proceeds) of, and property evidencing or embodying, or constituting rights or other general intangibles directly relating to or arising out of, and accessions and improvements to, property or assets subject to any Lien permitted pursuant to
Section 7.2.

            "Permitted Protest" means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens.

            "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of (a) $8,000,000 if EBITDA is equal to or greater than $31,000,000 for the most recently completed fiscal year of Borrower, (b) $7,000,000 if EBITDA is equal to or greater than $27,000,000 but less than $31,000,000 for the most recently completed fiscal year of Borrower, (c) $6,000,000 if EBITDA is equal to or greater than $23,000,000 but less than $27,000,000 for the most recently completed fiscal year of Borrower, or (d) $5,000,000 at all other times.

            "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

            "Plan" means an "employee benefit plan," as defined in Section 3(3) of ERISA, including a Multiemployer Plan, that Borrower, its Subsidiaries, or ERISA Affiliates maintain, contribute to or have an obligation to contribute to.

            "Pro Rata Share" means, as of any date of determination:

            (a) with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

            (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances, and

            (c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Commitment by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Advances plus such Lender's ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

            "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

            "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

            "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

            "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

            "Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

            "Recurring Trade Show" has the meaning set forth in Section 1.6.

            "Register" has the meaning set forth in Section 14.1(h).

            "Registered Loan" has the meaning set forth in Section 2.15.

            "Registered Note" has the meaning set forth in Section 2.15.

            "Related Fund" has the meaning set forth in the definition of "Eligible Transferee".

            "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC Section 9601.

            "Replacement Lender" has the meaning set forth in Section 15.2(a).

            "Report" has the meaning set forth in Section 16.17.

            "Reportable Event" has the meaning set forth in Section 4043(c) of ERISA.

            "Required Availability" means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $25,000,000.

            "Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) equal or exceed 50.1%.

            "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

            "Revolver Usage" means, as of any date of determination, the sum of
(a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

            "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or that may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

            "SEC" means the United States Securities and Exchange Commission and any successor thereto.

            "Securities Account" means a securities account (as that term is defined in the Code).

            "Seller" has the meaning set forth in the definition of "Permitted Acquisition."

            "Senior Indenture" means that certain Indenture dated as of March 28, 2002, by and among Borrower, certain Subsidiaries of Borrower, and U.S. Bank National Association, as trustee.

            "Senior Notes" means the 11-7/8% Senior Secured Notes due October 1, 2007 issued by Borrower pursuant to the Senior Indenture.

            "Settlement" has the meaning set forth in Section 2.3(f)(i).

            "Settlement Date" has the meaning set forth in Section 2.3(f)(i).

            "Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

            "Stock" means all shares, options, warrants, interests, participations, or other equity equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange
Act).

            "Stock Pledge Agreement" means the Stock Pledge Agreement, in form and substance satisfactory to Agent, entered into on or after the date hereof by Borrower and each Guarantor in favor of Agent with respect to the pledge of Stock owned by Borrower or such Guarantor that is required to be pledged hereunder.

            "Subordinated Indenture" means that certain Indenture dated as of June 28, 2001, by and among Borrower, certain Subsidiaries of Borrower, and The Bank of New York, as trustee.

            "Subordinated Notes" means the 10.375% Senior Subordinated Notes due June 15, 2011 issued by Borrower pursuant to the Subordinated Indenture.

            "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

            "Swing Lender" means WFF or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(d).

            "Swing Loan" has the meaning set forth in Section 2.3(d)(i).

            "Taxes" has the meaning set forth in Section 16.11.

            "Trademark Security Agreement" means a trademark security agreement executed and delivered by Borrower or a Guarantor and Agent, the form and substance of which is satisfactory to Agent.

            "TTM EBITDA" means, as of any date of determination, EBITDA for the 12 month period ended on the date of the most recent financial statements delivered by Borrower to Agent pursuant to Section 6.3(a).

            "UCC Filing Reserve" means a reserve against the Maximum Revolver Amount and the Borrowing Base in the amount of $10,000,000 which will be imposed from the Closing Date through the date upon which Agent has confirmed the filing of UCC-1 financing statements in the office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent's Liens in and to the Collateral and Agent has received searches, satisfactory to Agent in its Permitted Discretion, reflecting such filings; provided that the amount of such reserve shall be reduced to $5,000,000 on the date that Agent has confirmed the filing of a UCC-1 financing statement with respect to the Borrower Collateral in the office of the Secretary of State of the State of Delaware and Agent has received searches, satisfactory to Agent in its Permitted Discretion, reflecting such filings.

            "United States" means the United States of America.

            "Underlying Issuer" means a third Person that is the beneficiary of an L/C Undertaking and that has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

            "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

            "Unfunded Current Liability" of any Benefit Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the actual fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

            "Unfunded Pension Liability" means the aggregate amount of the sum of (a) the greater of (i) the amount at any time by which the projected benefit obligation (PBO) for a Benefit Plan as determined in accordance with FAS 87 exceeds the actual fair market value of its assets as of the most recent valuation date; or (ii) the amount by which the present value of all accrued benefits under a Benefit Plan exceeds the actual fair market value of all assets of such Benefit Plan allocable to such benefits in accordance with Title IV of ERISA determined as of the most recent valuation date for each such Benefit Plan using the actuarial assumptions for funding purposes then in effect under such Benefit Plan, and (b) for a period of 5 years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, its Subsidiaries, or any ERISA Affiliate as a result of such transaction.

            "Voidable Transfer" has the meaning set forth in Section 17.7.

            "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

            "WFF" means Wells Fargo Foothill, Inc., a California corporation.

      1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time; provided that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that Agent requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

      1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

      1.4 CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

      1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

      1.6 CALCULATION OF CERTAIN FINANCIAL TERMS.

            (a) In the event that any annual trade show produced by Borrower or any of its Subsidiaries on a regular basis (each, a "Recurring Trade Show") occurred both (i) more than once during any four fiscal quarter period (each, a "Four Quarter Period") and (ii) during the last four weeks of such Four Quarter Period, then EBITDA shall be calculated with respect to such Four Quarter Period as if all such Recurring Trade Shows that occurred during such Four Quarter Period (other than the last such Recurring Trade Show) occurred instead in the fiscal quarter immediately preceding such Four Quarter Period.

            (b) In the event that any Recurring Trade Show did not occur during any Four Quarter Period, but did occur during the four week period immediately succeeding such Four Quarter Period, then EBITDA shall be calculated with respect to such Four Quarter Period as if the Recurring Trade Show, if any, that last occurred during the fiscal quarter immediately preceding such Four Quarter Period occurred instead in the last quarter of such Four Quarter Period.

2. LOAN AND TERMS OF PAYMENT.

      2.1 REVOLVER ADVANCES.

            (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage less the UCC Filing Reserve, or (ii) the Borrowing Base less the Letter of Credit Usage.

            (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent's Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. Agent shall provide prompt written notice to Borrower of the establishment of any reserve pursuant to this Section, concurrently with the establishment of such reserve, which notice shall specifically state the basis for such reserve; provided that the failure of Agent to provide such notice shall not affect the validity of any such reserve. In addition to the foregoing, Agent shall have the right to have Enterprise Valuations conducted annually after the Closing Date (or with greater frequency if an Event of Default has occurred and is continuing) for the purpose of re-determining Borrower's and its Subsidiaries' enterprise value and, as a result, re-determining the Borrowing Base.

            (c) The Lenders shall have no obligation to make Advances hereunder to the extent such Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

            (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

      2.2 OPTIONAL REDUCTION OF MAXIMUM REVOLVER AMOUNT.

            Upon 10 Business Days prior written notice by Borrower to Agent and subject to payment of the Applicable Prepayment Premium, Borrower may reduce the Maximum Revolver Amount to an amount not less than the greater of (i) the sum of
(x) the aggregate unpaid principal amount of all Advances (including Swing Loans and Agent Advances) then outstanding, (y) the aggregate principal amount of all Advances not yet made as to which a request has been made by Borrower under
Section 2.3, and (z) the then extant Letter of Credit Usage, and (ii) $28,000,000. Any such reduction shall be in an amount which is an integral multiple of $1,000,000 and shall be irrevocable. Once reduced, the Maximum Revolver Amount may not be increased. Each such reduction of the Maximum Revolver

Amount shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

      2.3 BORROWING PROCEDURES AND SETTLEMENTS.

            (a) PROCEDURE FOR BORROWING. Each Borrowing shall be made by an irrevocable written request by an Authorized Person, specifying (i) the amount of such Borrowing, (ii) whether such Borrowing is to be a Swing Loan, (iii) if such Borrowing is not to be a Swing Loan, whether such Borrowing is to be a LIBOR Rate Loan (including the Interest Period applicable thereto) or a Base Rate Loan, and (iv) the requested Funding Date, delivered to Agent (A), with respect to Borrowings other than Borrowings described in subpart (B) below, no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date or (B), with respect to Borrowings for which Borrower has requested a Swing Loan in an amount of $3,000,000 or less, no later than 10:00 a.m. (California time) on the requested Funding Date. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request. If Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), the terms of Section 2.3(c) shall apply to such requested Borrowing, and any request for a Borrowing given pursuant to
Section 2.3(a)(ii)(B) shall be deemed a request for a Borrowing given pursuant to Section 2.3(a)(ii)(A) on the date on which such request was delivered to Agent.

            (b) [INTENTIONALLY OMITTED]

            (c) MAKING OF LOANS OTHER THAN SWING LOANS.

                  (i) With respect to any Borrowing other than a Swing Loan, promptly after receipt of a request for a Borrowing pursuant to
            Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Borrower's Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

                  (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

                  (iii) Agent shall not be obligated to transfer to a Defaulting
            Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such

            Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

            (d) MAKING OF SWING LOANS.

                  (i) At the option of Swing Lender after receipt of a request for a Swing Loan pursuant to Section 2.3(a), Swing Lender may make Advances pursuant to this Section 2.3(d) (each such Advance being referred to as a "Swing Loan" and all such Advances being referred to collectively as "Swing Loans") to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower's Designated Account; provided that, with respect to any request for a Swing Loan pursuant to Section 2.3(a), Swing Lender shall notify Borrower and Agent by 11:00 a.m. (California time) on the date such request is made if Swing Lender will not make such Swing Loan. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

                  (ii) The Swing Loans shall be secured by the Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

            (e) AGENT ADVANCES.

                  (i) Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances"); provided, that notwithstanding anything to the contrary contained in this Section 2.3(e), the aggregate principal amount of Agent Advances outstanding at any time, when taken together with the aggregate principal amount of Overadvances made in accordance with
            Section 2.3(i) hereof outstanding at such time, shall not exceed an amount equal to the lesser of (x)

            10% of the Borrowing Base then in effect and (y) $4,000,000. Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

                  (ii) The Agent Advances shall be repayable on demand, secured by the Agent's Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

            (f) SETTLEMENT. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                  (i) Agent shall request settlement ("Settlement") with the
            Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrower's or its Subsidiaries' Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender's balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

                  (ii) In determining whether a Lender's balance of the
            Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

                  (iii) Between Settlement Dates, Agent, to the extent no Agent
            Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

            (g) NOTATION. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records.

            (h) LENDERS' FAILURE TO PERFORM. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

            (i) OPTIONAL OVERADVANCES. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $4,000,000, (ii) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

                  (A) In the event Agent obtains actual knowledge that the
            Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

                        (B) Each Lender shall be obligated to settle with Agent
                  as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

      2.4 PAYMENTS.

            (a) PAYMENTS BY BORROWER.

                  (i) Except as otherwise expressly provided herein, all
            payments by Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                  (ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

            (b) APPORTIONMENT AND APPLICATION OF PAYMENTS.

                  (i) Except as otherwise provided with respect to Defaulting
            Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. Subject to Section 2.4(b)(iii), all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

                        (A) first, to pay any Lender Group Expenses then due to
                  Agent under the Loan Documents, until paid in full,

                        (B) second, to pay any Lender Group Expenses then due to
                  the Lenders under the Loan Documents, on a ratable basis, until paid in full,

                        (C) third, to pay any fees then due to Agent (for its
                  separate account, after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents until paid in full,

                        (D) fourth, to pay any fees then due to any or all of
                  the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

                        (E) fifth, to pay interest due in respect of all Agent
                  Advances until paid in full,

                        (F) sixth, ratably to pay interest due in respect of the
                  Advances (other than Agent Advances), and the Swing Loans until paid in full,

                        (G) seventh, to pay the principal of all Agent Advances
                  until paid in full,

                        (H) eighth, to pay the principal of all Swing Loans
                  until paid in full,

                        (I) ninth, so long as no Event of Default has occurred
                  and is continuing, to pay the principal of all Advances until paid in full,

                        (J) tenth, if an Event of Default has occurred and is
                  continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

                        (K) eleventh, if an Event of Default has occurred and is
                  continuing, to pay any other Obligations, and

                        (L) twelfth, to Borrower (to be wired to the Designated
                  Account) or such other Person entitled thereto under applicable law.

                  (ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

                  (iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

                  (iv) For purposes of the foregoing, "paid in full" means
            payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

                  (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this
            Section 2.4 shall control and govern.

      2.5 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or
Section 2.12 is greater
than either the Dollar or percentage limitations set forth in Section 2.1 or
Section 2.12, as applicable (an "Overadvance"), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in
Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

      2.6 INTEREST RATES AND LETTER OF CREDIT FEE: RATES, PAYMENTS, AND CALCULATIONS.

            (a) INTEREST RATES. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

            The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 6.50% (the "Minimum Daily Rate"). To the extent that interest accrued hereunder at the rate set forth herein would be less than the Minimum Daily Rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the Minimum Daily Rate.

            (b) LETTER OF CREDIT FEE. Borrower shall pay Agent (for the ratable benefit of the Lenders, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) that shall accrue at a rate equal to 3.0% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

            (c) DEFAULT RATE. At the election of Agent or the Required Lenders upon the occurrence and during the continuation of an Event of Default,

                  (i) all Obligations (except for undrawn Letters of Credit)
            that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable hereunder, and

                  (ii) the Letter of Credit fee provided for above shall be
            increased to 3 percentage points above the per annum rate otherwise applicable hereunder.

            (d) PAYMENT. Except as provided to the contrary in Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrower's Loan Account, which amounts thereafter shall, unless otherwise paid, constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Agent shall provide Borrower written notice, as part of its monthly statement to Borrower, of any such charges to Borrower's Loan Account, which notice shall include the aggregate amount charged thereto. Any interest not paid when due shall be compounded by being charged to Borrower's Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

            (e) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

            (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

      2.7 CASH MANAGEMENT.

            (a) Borrower shall and shall cause each of the Guarantors to (i) establish and maintain cash management services at one or more of the banks set forth on Schedule 2.7(a) (each, a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and the Guarantors' Account Debtors forward payment of the amounts owed by them directly to such Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Cash Management Bank) into a bank account (a "Cash Management Account") at one of the Cash Management Banks.

            (b) To the extent required under Section 4.7, each Cash Management Bank shall establish and maintain Control Agreements with Agent and Borrower. Anything contained herein to the contrary notwithstanding, Agent agrees that it shall not provide the above-described notice to the Cash Management Bank unless and until an Event of Default has occurred and is continuing. Once an Event of Default has occurred and is continuing, Agent shall be free to exercise its right to issue such notice and the subsequent elimination of the subject Event of Default shall not eliminate the effectiveness of such notice.

            (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that prior to or contemporaneously with the time of the opening of such Cash Management Account, Borrower (or Guarantor, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Control Agreement.

            (d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrower hereby grants a Lien to Agent.

      2.8 CREDITING PAYMENTS. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

      2.9 DESIGNATED ACCOUNT. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to
Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

      2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent's Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group.

      2.11 FEES. Borrower shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

            (a) UNUSED LINE FEE. On the first day of each calendar quarter during the term of this Agreement, an unused line fee in an amount equal to 0.75% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding quarter, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding quarter; provided that if this Agreement is terminated on any date that is not the first day of a calendar quarter, the ratable portion of the foregoing fee that has accrued through the date of termination shall be payable on the date of termination,

            (b) FEE LETTER FEES. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

            (c) AUDIT, APPRAISAL, AND VALUATION CHARGES. Audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Agent, and (ii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrower or its Subsidiaries or to conduct Enterprise Valuations.

      2.12 LETTERS OF CREDIT.

            (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower or any Guarantor (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations

(each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower or any Guarantor. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrower or the appropriate Guarantor also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

                  (i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

                  (ii) the Letter of Credit Usage would exceed $5,000,000, or

                  (iii) the Letter of Credit Usage would exceed the Maximum
            Revolver Amount less the then extant amount of outstanding Advances.

            Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate

Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

            (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

            (c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any

Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

            (d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

            (e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .75% per annum times the face amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

            (f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

                  (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

                  (ii) there shall be imposed on the Underlying Issuer or the
            Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period (but in no event longer than 180 days) after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

      2.13 LIBOR OPTION.

            (a) INTEREST AND INTEREST PAYMENT DATES. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

            (b) LIBOR ELECTION.

                  (i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders.

                  (ii) Each LIBOR Notice shall be irrevocable and binding on
            Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default and an acceleration of the Obligations), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or
            (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus
            (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

                  (iii) Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

            (c) PREPAYMENTS. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrower's and its Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

            (d) SPECIAL PROVISIONS APPLICABLE TO LIBOR RATE.

                  (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

                  (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

            (e) NO REQUIREMENT OF MATCHED FUNDING. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

      2.14 CAPITAL REQUIREMENTS. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount reasonably deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

      2.15 REGISTERED NOTES. Agent agrees to record each Advance on the Register referred to in Section 14.1(h). Each Advance recorded on the Register (the "Registered Loan") may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Advance, Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 14.1(h) (a "Registered Note"), payable to the order of such Lender and otherwise duly completed, provided that any Registered Note issued to evidence Advances shall be issued in the principal amount of the applicable Lender's Commitment. Once recorded on the Register, each Advance may not be removed from the Register so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

3.    CONDITIONS; TERM OF AGREEMENT.

      3.1 CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

            (a) the Closing Date shall occur on or before August 15, 2003;

            (b) Agent shall have caused to be filed appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent's Liens in and to the Collateral;

            (c) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

                  (i) an Assignment of Control Agreements with respect to each applicable Deposit Account in accordance with Section 4.7,

                  (ii) the Copyright Security Agreement,

                  (iii) the Disbursement Letter,

                  (iv) the Fee Letter,

                  (v) the Guarantor Security Agreement,

                  (vi) the Guaranty,

                  (vii) the Intercreditor Agreement,

                  (viii) the Intercompany Subordination Agreement,

                  (ix) the Officers' Certificate,

                  (x) the Pay-Off Letter, together with UCC termination
            statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of Borrower and its Subsidiaries,

                  (xi) the Stock Pledge Agreement, together with all
            certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank, and

                  (xii) the Trademark Security Agreement,

            (d) Agent shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

            (e) Agent shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

            (f) Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

            (g) Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

            (h) Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

            (i) Agent shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

            (j) Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date (or in the case of the State of Colorado, within 20 days of the Closing Date), such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

            (k) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

            (l) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

            (m) Agent shall have received an opinion of Borrower's counsel in form and substance satisfactory to Agent;

            (n) Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower and its Subsidiaries have been timely filed and all taxes upon Borrower and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

            (o) Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under this Agreement or the other Loan Documents;

            (p) Agent shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of Borrower's and its Subsidiaries books and records and verification of Borrower's representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent;

            (q) Agent shall have received Borrower's Closing Date Business Plan;

            (r) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement for which Borrower has received an invoice on or before the Closing Date;

            (s) Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Document or with the consummation of the transactions contemplated thereby;

            (t) Agent shall have received an unaudited, company prepared consolidated balance sheet, income statement, and cash flow with respect to Borrower's fiscal quarter ending June 30, 2003, covering Borrower's and its Subsidiaries' operations during such period,

            (u) Borrower and the Guarantors shall have transferred all funds from their Securities Accounts into Deposit Accounts that are subject to Control Agreements in favor of Agent and Agent shall have received a certificate from the chief financial officer of Borrower certifying the completion of such transfers; and

            (v) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

      3.2 CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

            (a) within 90 days of the Closing Date, deliver to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent and its counsel;

            (b) within 60 days of the Closing Date, Agent shall have received a Collateral Access Agreement with respect to Borrower's chief executive office located at 1300 East 9th Street, Cleveland, Ohio 44114;

            (c) within 60 days of the Closing Date, Agent shall have received a Control Agreement on each Securities Account maintained by Borrower or any Guarantor; and

            (d) within 60 days of the Closing Date, Agent shall have perfected its Lien on the portion of the Stock of Penton Media (Holdings) Ltd. that is not Excluded Collateral under the laws of the United Kingdom and shall have received assurances from local counsel that such Lien has priority over all other Liens.

      3.3 CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

            (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

            (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

            (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their Affiliates, and

            (d) no Material Adverse Change shall have occurred.

      3.4 TERM. This Agreement shall continue in full force and effect for a term ending on August 13, 2007 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default in accordance with
Section 9.1(c).

      3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including either (i) providing cash collateral to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender). No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower's sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

      3.6 EARLY TERMINATION BY BORROWER. Borrower has the option, at any time upon 30 days prior written notice to Agent (which notice shall be revocable), to terminate this Agreement by paying to Agent, in cash, the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then extant Letter of Credit Usage, or
(ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, together with the Applicable Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Lenders). If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of the Lenders in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination. The foregoing to the contrary notwithstanding, in the event that any termination of this Agreement by Borrower pursuant to the first sentence of this Section 3.6 occurs as a result of or in connection with
(1) a private placement of equity or subordinated debt by Borrower, (2) a public offering of Borrower's Stock, or (3) the sale of all or substantially all of Borrower's assets or Stock, in one or a series of related transactions, and the outstanding Obligations are paid in full by Borrower out of the proceeds from any such transaction, then the Applicable Prepayment Premium shall be reduced by 50%.

4.    CREATION OF SECURITY INTEREST.

      4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Agent's Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

      4.2 NEGOTIABLE COLLATERAL. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines that perfection or priority of Agent's security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

      4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent's designee may (a) notify Account Debtors of Borrower that Borrower's Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect Borrower's Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any of its or the Guarantors' Collections that it receives and immediately will deliver such Collections to Agent or a Cash Management Bank in their original form as received by Borrower or such Guarantor.

      4.4 FILING OF FINANCING STATEMENTS; COMMERCIAL TORT CLAIMS; DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED.

            (a) Borrower authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrower where permitted by applicable law. Borrower hereby ratifies the filing of any financing statement filed without the signature of Borrower prior to the date hereof.

            (b) If Borrower or any Guarantor acquires any Commercial Tort Claim involving a potential cash recovery of $100,000 or more, the proceeds of which are not otherwise required to be delivered to any insurance carrier or other Person, after the date hereof, Borrower shall promptly (but in any event within 30 days after a Financial Officer of Borrower having knowledge thereof) deliver to Agent a written description of such Commercial Tort Claim and shall, upon request of Agent, promptly deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which Borrower or such Guarantor, as applicable, shall, to the extent not prohibited by law or any agreement, grant a security interest in such Commercial Tort Claim to Agent, as security for the Obligations (a "Commercial Tort Claim Assignment").

            (c) At any time upon the reasonable request of Agent, Borrower shall execute or deliver to Agent, and shall cause each Guarantor to execute or deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the "Additional Documents") that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent's Liens in the assets of Borrower and the Guarantors (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or Guarantor after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower has not executed any Additional Document Agent is entitled to obtain hereunder after Agent has made an appropriate request therefor, Borrower authorizes Agent to execute any such Additional Documents in Borrower's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, once per calendar quarter, Borrower shall (i) provide Agent with a report of all new registered patents, trademarks, or copyrights (or applications therefor) acquired or generated by Borrower or any Guarantor during the prior period, (ii) cause all material patents, copyrights and trademarks acquired or generated by Borrower or any Guarantor that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower's or the applicable Guarantor's ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder.

      4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) at any time that an Event of Default has occurred and is continuing, send requests for verification of Borrower's or any Guarantor's Accounts, (d) at any time that an Event of Default has occurred and is continuing, endorse Borrower's name on any of its payment items (including all of its Collections) that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower's or any Guarantor's Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated.

      4.6 RIGHT TO INSPECT. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower's and its Subsidiaries' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided that so long as no Event of Default has occurred and is continuing, (a) any such inspection or appraisal shall be conducted during Borrower's regular business hours, (b) no such inspection or appraisal shall be conducted sooner than 60 days after the Closing Date, and (c) no such inspection or appraisal shall be conducted while Borrower's annual cpa-conducted audit is in progress at Borrower's facilities. Based on Agent's initial internal rating of Borrower, Agent will conduct no more than 2 inspections or appraisals per fiscal year of Borrower. However, in the event of a change in Agent's internal rating of Borrower according to Agent's customary internal rating procedures, Agent, in its Permitted Discretion, may increase the number of inspections and appraisals to the number of inspections and appraisals then required by such procedures, but in no event more than 4 per fiscal year; provided, however, if an Event of Default has occurred and is continuing, there shall be no limitation on the number of inspections or appraisals that can be conducted.

      4.7 CONTROL AGREEMENTS.

            (a) With respect to each of the Deposit Accounts of Borrower and the Guarantors that currently exist and existed on April 15, 2002, which are set forth on Schedule 4.7(a) hereto, Borrower shall deliver, and shall cause each applicable Guarantor to deliver, to Agent on or prior to the Closing Date, a duly executed Assignment of Control Agreement with respect to each such Deposit Account (other than a Deposit Account that at all times has less than (A) $25,000 on deposit therein, and (B) when aggregated with all other Deposit Accounts that are not subject to a Control Agreement in favor of Agent, $100,000 on deposit therein (each such Deposit Account, a "De Minimis Deposit Account")).

            (b) With respect to each of the Deposit Accounts of Borrower and the Guarantors that currently exists and was opened after April 15, 2002, which are set forth on Schedule 4.7(b) hereto, Borrower shall deliver, and shall cause each applicable Guarantor to deliver, to Agent on or prior to the Closing Date, a duly executed Control Agreement with respect to each such Deposit Account.

            (c) Borrower and the Guarantors shall maintain a zero balance in each of their Securities Accounts until a Control Agreement in favor of Agent is executed and delivered to Agent with respect to such Securities Account in accordance with Section 3.2(c).

            (d) Subject to the exception set forth in Section 4.7(a) for De Minimis Deposit Accounts, neither Borrower nor any Guarantor shall at any time establish or maintain any Deposit Account (including Deposit Accounts that, as of the Closing Date, are De Minimis Deposit Accounts but that subsequently have amounts on deposit therein that exceed the requirements for De Minimis Deposit Accounts) or Securities Account without concurrently therewith delivering to Agent a duly executed Control Agreement with respect to such Deposit Account or Securities Account.

5.    REPRESENTATIONS AND WARRANTIES.

            To induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group that shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

      5.1 NO ENCUMBRANCES. Borrower and its Subsidiaries have good and indefeasible title to their personal property assets and good and marketable title to their Real Property, in each case, free and clear of Liens except for Permitted Liens.


      5.2 ACCOUNTS. Borrower's and its Subsidiaries' Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower's business.

      5.3 [INTENTIONALLY OMITTED].

      5.4 EQUIPMENT. All of the Equipment of Borrower and its Subsidiaries is used or held for use in their business and is fit for such purposes.


      5.5 LOCATION OF EQUIPMENT. The Equipment of Borrower and the Guarantors (other than Equipment of de minimis value) is located only at the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9).


      5.6 [INTENTIONALLY OMITTED].

      5.7 STATE OF INCORPORATION; LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN; ORGANIZATIONAL ID NUMBER; COMMERCIAL TORT CLAIMS.


            (a) The jurisdiction of organization of Borrower and each of its Subsidiaries is set forth on Schedule 5.7(a).


            (b) The chief executive office of Borrower and each of its Subsidiaries is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.9).

            (c) Borrower's and each Guarantor's FEIN and organizational identification number, if any, are identified on Schedule 5.7(c).


            (d) As of the Closing Date, Borrower and the Guarantors do not hold any Commercial Tort Claims, except as set forth on Schedule 5.7(d).

      5.8 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

            (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

            (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), as of the Closing Date, (i) there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument and (ii) Borrower is not subject to any obligation (contingent or otherwise) mandatorily to repurchase or otherwise acquire or retire for cash any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

            (c) Set forth on Schedule 5.8(c), is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

            (d) Except as set forth on Schedule 5.8(c), (i) there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument, and (ii) neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

      5.9 DUE AUTHORIZATION; NO CONFLICT.

            (a) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Borrower.

            (b) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower's interestholders or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect and other than consents or approvals the failure to obtain reasonably could not be expected to result in a Material Adverse Change. Without limiting the generality of clause (ii) above, the incurrence of the Obligations by Borrower and the Guarantors does not violate Section 4.11 of the Subordinated Indenture or Section 4.11 of the Senior Indenture, and the granting of the

Agent's Liens does not violate Section 4.16 of the Subordinated Indenture or
Section 4.16 of the Senior Indenture.

            (c) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) those registrations, notices, actions, consents, or approvals that have been made, given, taken, or obtained and that are still in force and effect, (ii) customary filings, registrations, notices, or similar actions required to be made or given in the ordinary course of business in accordance with law or regulation or pursuant to the covenants of this Agreement, and (iii) filings or recordings with respect to the Collateral to be made or otherwise obtained by Agent.

            (d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

            (e) Upon filing UCC financing statements describing the Collateral in the appropriate filing offices, the Agent's Liens will constitute perfected security interests in the Collateral owned by Borrower and each Guarantor to the extent that a security interest therein may be perfected by filing a UCC financing statement pursuant to the Code, prior to all Liens therein except Permitted Liens.

            (f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Guarantor.

            (g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect and other than consents or approvals the failure to obtain reasonably could not be expected to result in a Material Adverse Change.

            (h) The execution, delivery, and performance by each Guarantor of this Agreement and the other Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than
(i) those registrations, notices, actions, consents, or approvals that have been made, given, taken, or obtained and that are still in force and effect, (ii) customary filings, registrations, notices, or similar actions required to be made or given in the ordinary course of business in accordance with law or regulation or pursuant to the covenants of this Agreement, and (iii) filings or recordings with respect to the Collateral to be made or otherwise obtained by Agent.

            (i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

      5.10 LITIGATION. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), or (b) matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change.

      5.11 NO MATERIAL ADVERSE CHANGE. On the date of this Agreement, all financial statements listed on Schedule 5.11 have been delivered by Borrower to the Lender Group, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower's and its Subsidiaries' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower and its Subsidiaries since March 31, 2003.

      5.12 FRAUDULENT TRANSFER.

            (a) Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

            (b) No transfer of property is being made by Borrower or its Subsidiaries and no obligation is being incurred by Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

      5.13 EMPLOYEE BENEFITS.

            (a) Except for the Penton Media, Inc. Retirement Plan (as amended) and the Penton Media, Inc. Supplemental Executive Retirement Plan (as amended), none of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

            (b) No Plan is a Multiemployer Plan.

            (c) Schedule 5.13 lists all Plans and separately identifies all Benefit Plans. Copies of all such listed Benefit Plans, together with a copy of the latest form 5500-series for each such Benefit Plan have been made available to Agent. Each Qualified Plan has been determined by the IRS to qualify under
Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Borrower, its Subsidiaries, and each ERISA Affiliate have made all contributions and paid all amounts due as and when required by either Section 412 of the IRC, Section 302 of ERISA, and the terms of any such Plan. Borrower, its Subsidiaries, and each ERISA Affiliate have not engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject Borrower, its Subsidiaries, or any ERISA Affiliate to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or
Section 4975 of the IRC.

            (d) Except as set forth in Schedule 5.13: (i) no Benefit Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in
Section 4062(e) of ERISA with respect to any Benefit Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) within the last five years no Benefit Plan of Borrower, its Subsidiaries, or any ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 404(b)(1) of ERISA, nor has any Benefit Plan of Borrower, its Subsidiaries, or any ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of Borrower, its Subsidiaries, or any ERISA Affiliate; (v) Stock of Borrower, its Subsidiaries, and each ERISA Affiliate makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vi) no liability under any Benefit Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

            (e) The Year-End Disclosure Report for Fiscal Year Ending December 31, 2002 (attached as Schedule 5.13(e), and the most recent annual report (5500) and all required schedules (attached as Schedule 5.13(e)) are complete and correct and fairly and accurately reflect the funding status of all Benefit Plans as of the date of each such report, and since the date of each such report, there have been no material adverse changes in the funding status of, or accrued benefits under, each such Benefit Plan.

            (f) Except as disclosed on Schedule 5.13, no agreement has been entered into with any governmental agency with respect to any Benefit Plan.

      5.14 ENVIRONMENTAL CONDITION. Except as set forth on Schedule 5.14, (a) to Borrower's knowledge, none of Borrower's or its Subsidiaries' assets has ever been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower's knowledge, none of Borrower's or its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

      5.15 BROKERAGE FEES. Neither Borrower nor any of its Subsidiaries has utilized the services of any broker or finder, other than Credit Suisse First Boston, in connection with Borrower's obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee, other than a fee payable to Credit Suisse First Boston, is payable by Borrower or its Subsidiaries in connection herewith.

      5.16 INTELLECTUAL PROPERTY. Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower or one of any Guarantor is the owner or is an exclusive licensee.

      5.17 LEASES. All leases of real property by Borrower and each Guarantor that are material to their respective businesses are valid and subsisting and no material default that is not being contested in good faith by Borrower or any Guarantor exists under any of such leases.

      5.18 DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS. Set forth on Schedule 5.18 are all of the Deposit Accounts and Securities Accounts of Borrower and each Guarantor as of the Closing Date, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

      5.19 COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Budget represents, and as of the date on which any other Budget is delivered to Agent, such additional Budget represents Borrower's good faith best estimate of its and its Subsidiaries future performance for the periods covered thereby.

      5.20 INDEBTEDNESS. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

      5.21 SENIOR DEBT, ETC. The Obligations are "Senior Debt" (as defined in the Subordinated Indenture) and, therefore, the repayment of the Subordinated Notes is subordinated to the prior payment in full in cash of the Obligations to the extent and in the manner provided in Article XII of the Subordinated Indenture. The defined term "Credit Agreement" (as defined in the Subordinated Indenture) includes this Agreement and the other Loan Documents. The defined term "Credit Facility" (as defined in the Senior Indenture) includes this Agreement and the other Loan Documents.

      5.22 APPLICATION OF ASSET SALE PROCEEDS; OTHER INDEBTEDNESS.

            (a) None of the proceeds from certain sales of assets by Borrower and its Subsidiaries that occurred during the period from December 2002 through the Closing Date have been applied by Borrower to repay Indebtedness owing under the Existing Facility and reduce the commitments of the lenders thereunder.

            (b) As of the Closing Date, Borrower and its Subsidiaries have not incurred any of the $10,000,000 of Indebtedness referenced under Section 4.11(a) of the Senior Indenture.

      6.    AFFIRMATIVE COVENANTS.

            Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

      6.1 ACCOUNTING SYSTEM. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.

      6.2 COLLATERAL REPORTING. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:


Monthly (not later than the      (a) a detailed calculation of the Borrowing
30th day of each month)          Base,

                                 (b) a detailed aging, by total, of the Accounts of Borrower,

                                 (c) a summary aging, by vendor, of
                                 Borrower's and its Subsidiaries' accounts payable and any book overdraft, and

                                 (d) a detailed report regarding Borrower and its Subsidiaries' cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash, and

Quarterly (not later than the    (e) a detailed report or reports regarding
45th day after each fiscal       magazine advertising and trade show  revenue in
quarter end)                     a form satisfactory to Agent



Upon request by Agent            (f) copies of invoices in connection with
                                 Borrower's and each Guarantor's Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrower's and each Guarantor's Accounts and, for Inventory and Equipment acquired by Borrower or any Guarantor, purchase orders and invoices, and

                                 (g) such other reports as to the Collateral or the financial condition of Borrower and each Guarantor, as Agent may request.

      6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Agent, with copies to each Lender:


            (a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower's fiscal quarters) after the end of each month during each of Borrower's fiscal years,

            (i) a company prepared consolidated balance sheet, income statement, and cash flow projections (and a quarterly statement of cash flow delivered for each month that is at the end of one of Borrower's fiscal quarters) covering Borrower's and its Subsidiaries' operations during such period,

            (ii) a certificate signed by the chief financial officer of Borrower to the effect that:

                  (A) the financial statements delivered hereunder (other than the statements of cash flow which are prepared in accordance with past practices but not in accordance with GAAP) have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

                  (B) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                  (C) there does not exist any condition or event that
            constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and

            (iii) for each month that is the date on which a financial covenant in Section 7.18 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.18,

            (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years,

            (i) financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent (it being acknowledged by Agent that PriceWaterhouseCoopers is acceptable to Agent as of the Closing Date) and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), and

            (ii) a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.18,

            (c) as soon as available, but in any event within 30 days after the start of each of Borrower's fiscal years, a copy of the Budget, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its sole discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer's good faith best estimate of the financial performance of Borrower during the period covered thereby,

            (d) if and when filed by Borrower,

                  (i) Form 10-Q quarterly reports, Form 10-K annual reports, and
            Form 8-K current reports,

                  (ii) any other filings made by Borrower with the SEC, and

                  (iii) any other information that is provided by Borrower to its shareholders generally,

            (e) if and when filed by Borrower or its Subsidiaries and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) Borrower or any Guarantor conducts business or is required to pay any such excise tax, (ii) where Borrower's or any Guarantor's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower or any Guarantor, or (iii) where Borrower's or any Guarantor's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

            (f) within 5 Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

            (g) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which, if determined adversely to Borrower or such Subsidiary, reasonably could be expected to result in a Material Adverse Change,

            (h) on or before December 1 of each year, a schedule of all the Recurring Trade Shows that are planned for the following year, and

            (i) upon the request of Agent, any other report reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

            In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidated basis and revenue and EBITDA summaries on a business segment basis and agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees to cooperate with Agent to allow Agent to consult with its independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrower or its Subsidiaries Agent reasonably may request.

      6.4 GUARANTOR REPORTS. Cause each Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Agent, but only to the extent such Guarantor's financial statements are not consolidated with Borrower's financial statements, and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

      6.5 BENEFIT PLANS.

            (a) Deliver to the Agent written notice, as soon as possible and, in any event, no later than

                  (i) 10 Business Days after Borrower, its Subsidiaries, or any
            ERISA Affiliate knows or has reason to know that: (1) an ERISA Event or Reportable Event has or is likely to occur; or (2) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Benefit Plan is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph
            (b)(1) thereof) and an event described in subsection .62-.68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Benefit Plan within the following 30 days;

                  (ii) 3 Business Days after Borrower, its Subsidiaries, or any
            ERISA Affiliate knows or has reason to know that: (A) any governmental agency intends to investigate or terminate any Benefit Plan or to have or consider having a trustee appointed to administer any Benefit Plan; (B) that an accumulated funding deficiency (within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments or an extension of any amortization period under Section 412 of the

            Code or Section 303 or 304 of ERISA with respect to a Plan; (C) any Person files a lawsuit involving a Plan other than a claim for benefits in the ordinary course of business; (D) any contribution required to be made with respect to a Plan has been or will be made late; (E) a Benefit Plan has been or may be involuntarily terminated, reorganized, partitioned or declared insolvent; (F) a Benefit Plan has an Unfunded Pension Liability in excess of $15,000,000; (G) proceedings may be or have been instituted to involuntarily terminate or appoint a trustee to administer a Benefit Plan; (H) an involuntary proceeding has been instituted pursuant to
            Section 515 of ERISA to collect a delinquent contribution to a Benefit Plan; (I) Borrower, its Subsidiaries, or any ERISA Affiliate will or may incur any material liability to or on account of the termination of or withdrawal from a Benefit Plan; or (J) a material adverse change in the funding status of, or accrued benefits under, a Benefit Plan from that reflected on the documents attached as
            Schedule 5.13(e) has occurred.


            (b) Any such notice shall (i) set forth to the extent known and in reasonable detail the occurrence and the action, if any, that Borrower, its Subsidiaries, any ERISA Affiliate, Benefit Plan, or Benefit Plan administrator is required or proposes to take, (ii) attach any notice required or proposed to be given to or filed by any entity listed in clause (i) to or with the PBGC or any other governmental agency or provided to any Benefit Plan participant; and
(iii) any notice received by any entity listed in clause (i) from the PBGC or any other governmental agency.

            (c) Promptly after receipt of a written request from Agent, deliver to Agent copies of documents required to be filed with any governmental agency with respect to any Benefit Plan within 20 Business Days of filing such documents, including all documents that must be furnished to the PBGC and a complete copy of the annual report (5500 series) of each Benefit Plan (including all related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.

      6.6 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties that are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder except, in each case, where the failure to do so reasonably could not be expected to have a Material Adverse Change.

      6.7 TAXES. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower and its Subsidiaries have made such payments or deposits.

      6.8 INSURANCE.

            (a) Maintain insurance respecting its and its Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation as are ordinarily maintained by Persons engaged in the same or similar business as Borrower. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrower shall deliver copies of all such policies to Agent with a satisfactory lender's loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each such policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

            (b) Borrower shall give Agent prompt notice of any loss covered by such insurance in excess of $100,000. Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $100,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Borrower whatsoever in respect of such adjustments. Any Net Proceeds received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be disbursed to Borrower under staged payment terms reasonably satisfactory to Agent for application to the cost of repairs, replacements, or restorations or, if an Event of Default has occurred and is continuing, shall be applied at the option of the Required Lenders to the prepayment of the Obligations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

            (c) Borrower will not and will not suffer or permit the Guarantors to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender's loss payable endorsement or its equivalent. Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

      6.9 LOCATION OF EQUIPMENT. Keep Borrower's and the Guarantors' Equipment (other than Equipment of de minimis value) only at the locations identified on
Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Borrower may amend Schedule 5.5 and
Schedule 5.7 so long as such amendment occurs by written notice to Agent not less than 15 days after the date on which such Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States.

      6.10 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, reasonably could not be expected to result in a Material Adverse Change.

      6.11 LEASES. Pay when due all rents and other amounts payable under any material leases to which Borrower or any of its Subsidiaries is a party or by which Borrower's or any such Subsidiaries' properties and assets are bound, unless such payments are the subject of a Permitted Protest.

      6.12 EXISTENCE. At all times preserve and keep in full force and effect Borrower's and its Subsidiaries' valid existence and good standing and any rights and franchises material to their businesses except (a) to the extent permitted by Section 7.3, or (b) where the failure to not keep in full force and effect Borrower's and its Subsidiaries' rights and franchises material to their business reasonably could not be expected to result in a Material Adverse Change.

      6.13 ENVIRONMENTAL.

            (a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance that Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and
(iii) notice of a violation, citation, or other administrative order, which reasonably could be expected to result in a Material Adverse Change.

      6.14 DISCLOSURE UPDATES. Promptly and in no event later than 5 Business Days after a Financial Officer of Borrower obtains knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

      6.15 FORMATION OF SUBSIDIARIES. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date or within 15 days thereafter, Borrower or such Guarantor shall (a), in the case of each Domestic Subsidiary, cause such new Subsidiary to provide to Agent a joinder to the Guaranty and the Guarantor Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate UCC-1 financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all or, in the case of any Foreign Subsidiary, not more than 65%, of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

7.       NEGATIVE COVENANTS.

            Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

      7.1 INDEBTEDNESS. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

            (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

            (b) Indebtedness set forth on Schedule 5.20,


            (c) Permitted Purchase Money Indebtedness,

            (d) (i) refinancings of the Subordinated Notes and the Senior Notes permitted under the definition of "Permitted Indenture Debt" (and continuance or renewal of any Permitted Liens associated therewith), and (ii) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (A) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (B) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (C) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (D) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons that were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

            (e) endorsement of instruments or other payment items for deposit, and

            (f) Indebtedness composing Permitted Investments,

            (g) Permitted Indenture Debt,

            (h) Indebtedness of Borrower to any Guarantor or Indebtedness of any Guarantor to Borrower or any other Guarantor,

            (i) Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary,

            (j) guaranties by Borrower of any Indebtedness of any Guarantor and guaranties by any Guarantor of any Indebtedness of Borrower or any other Guarantor in each case so long as such Indebtedness was permitted to be incurred pursuant to this Section 7.1,

            (k) Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business,

            (l) Indebtedness in connection with any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes,

            (m) unsecured Indebtedness of Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $2,500,000 outstanding at any time, and

            (n) Indebtedness assumed by Borrower or any Guarantor in accordance with Section 7.3(a)(i) or Section 7.3(b)(ii).


      7.2 LIENS. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

      7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES.

            (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, provided that (i) any Subsidiary of Borrower may merge into Borrower or any Guarantor and any Foreign Subsidiary may merge into any other Foreign Subsidiary so long as the liabilities of a Subsidiary of Borrower that is not a Guarantor assumed by Borrower or a Guarantor in connection with any such merger do not exceed, in the aggregate during the term of this Agreement, an amount equal to the difference of $500,000 minus the amount of liabilities assumed by Borrower or a Guarantor under Section 7.3(b), (ii) any Subsidiary may merge into any Person in connection with a Permitted Acquisition or a Permitted Disposition, (iii) Borrower may effect a reverse split of its common Stock and, in connection therewith, may pay holders of fractional shares in cash so long as the aggregate payment to such holders does not exceed $50,000, and (iv) Borrower may enter into any transaction with respect to the Senior Notes and the Subordinated Notes that is provided for in the definition of "Permitted Indenture Debt".

            (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), provided that any Subsidiary that is not a Guarantor may liquidate (whether voluntarily or involuntarily) or be dissolved so long as (i) Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lender Group, and (ii) the liabilities assumed by Borrower or a Guarantor in connection with any such liquidations or dissolutions do not exceed, in the aggregate during the term of this Agreement, an amount equal to the difference of $500,000 minus the amount of liabilities assumed by Borrower or a Guarantor under Section 7.3(a)(i).

            (c) Sell, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets except as permitted pursuant to Section 7.4.

      7.4 DISPOSAL OF ASSETS. Other than Permitted Dispositions and transactions permitted under Section 7.3, sell, lease, transfer, or otherwise dispose of, any of Borrower's or its Subsidiaries' assets.


      7.5 CHANGE NAME. Change Borrower's or any Guarantor's name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that Borrower or any Guarantor (a) may change its name, FEIN, or organizational identification number, upon at least 15 days prior written notice to Agent of such change and so long as, at the time of such written notification, Borrower or such Guarantor provides any financing statements necessary to perfect and continue perfected the Agent's Liens and (b) may change its name, FEIN, organizational identification number, state of organization, or organizational identity, if any such change is in connection with a transaction permitted under Section 7.3 or 7.4.

      7.6 NATURE OF BUSINESS. Make any material change in the principal nature of its or their business.


      7.7 PREPAYMENTS AND AMENDMENTS.

            (a) Prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (i) prepayment of the Obligations in accordance with this Agreement, (ii) a refinancing permitted by
Section 7.1(d), (iii) a transaction described in the definition of Permitted Indenture Debt, or (iv) purchases by Borrower of its Senior Notes or Subordinated Notes, so long as in the case of this clause (iv) (A) no Event of Default exists at the time of the making of any such purchase or would exist after giving effect thereto and (B) Borrower has Excess Liquidity of at least $17,500,000 after giving effect to any such purchase, or

            (b) Amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(g) or (h) other than a supplement that is required to be made pursuant to the terms of such Indebtedness.

      7.8 CHANGE OF CONTROL. Cause or permit any Change of Control.


      7.9 [INTENTIONALLY OMITTED].

      7.10 DISTRIBUTIONS. Except for Permitted Dispositions and transactions permitted under Section 7.3, make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding.

      7.11 ACCOUNTING METHODS. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) without the prior written consent of Agent (which consent shall not unreasonably be withheld).


      7.12 INVESTMENTS. Except for Permitted Investments and transactions permitted under Section 7.13 with respect to the Executive Loan Program referenced on Schedule 5.20, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

      7.13 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate, provided that this Section shall not apply to any transaction that is permitted under Sections 7.1, 7.3, 7.4, 7.10, or 7.12 between or among Borrower and/or the Guarantors and not involving any other Affiliate. Notwithstanding anything in this Agreement to the contrary, Borrower shall be permitted to restructure, or otherwise reduce amounts owing on, the loans made by Borrower pursuant to the Executive Loan Program referenced on Schedule 5.20 by way of forgiveness of Indebtedness, issuance of Stock to the obligors on such loans, or payment of salaries, bonuses, and other cash payments to or on behalf of the obligors on such loans approved by the Board of Directors or the compensation committee thereof.

      7.14 SUSPENSION. Suspend or go out of a substantial portion of its or their business, except as permitted under Section 7.3.


      7.15 ERISA.

            (a) Cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA,

            (b) Cause or permit to occur an ERISA Event,

            (c) Adopt, maintain, contribute to or become obligated to contribute to any Benefit Plan, Multiemployer Plan, or other Plan that provides material retiree health benefits not disclosed on Schedule 5.13(e), other than as required by Section 601 of ERISA and Section 4980B of the Code,

            (d) Adopt any amendment to a Benefit Plan that would materially raise the amount of benefits payable after termination of employment, or

            (e) Cause or permit to occur any event with respect to a Plan that reasonably could be expected to result in a Material Adverse Change.

      7.16 USE OF PROCEEDS. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Agent (and the lenders represented by Existing Agent), and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

      7.17 [INTENTIONALLY OMITTED].

      7.18 FINANCIAL COVENANTS.

            (a) FUNDED BANK DEBT LEVERAGE RATIO. Fail to maintain or achieve, at any time that any Advances are outstanding or at any time of Borrower's making a request for an Advance, a Funded Bank Debt Leverage Ratio, measured on a quarter-end basis, of no more than the amount set forth in the following table for the applicable period set forth opposite thereto:

  Applicable Ratio                            Applicable Period
      2.5:1.0                              For the 12 month period
                                            ending June 30, 2003

      2.5:1.0                              For the 12 month period
                                          ending September 30, 2003

      2.5:1.0                              For the 12 month period
                                          ending December 31, 2003

      2.5:1.0                              For the 12 month period
                                            ending March 31, 2004

      2.25:1.0                             For the 12 month period
                                            ending June 30, 2004

      2.25:1.0                             For the 12 month period
                                          ending September 30, 2004

      2.25:1.0                             For the 12 month period
                                          ending December 31, 2004

      2.25:1.0                                For the 12 month period
                                               ending March 31, 2005

      2.0:1.0                                  For the 12 month period
                                                 ending June 30, 2005
                                            and ending on each September 30,
                                           December 31, March 31, and  June 30
                                                      thereafter

            (b) Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of (a) $8,000,000 if EBITDA is equal to or greater than $31,000,000 for the most recently completed fiscal year of Borrower, (b) $7,000,000 if EBITDA is equal to or greater than $27,000,000 but less than $31,000,000 for the most recently completed fiscal year of Borrower, (c) $6,000,000 if EBITDA is equal to or greater than $23,000,000 but less than $27,000,000 for the most recently completed fiscal year of Borrower, or (d) $5,000,000 at all other times.

8.       EVENTS OF DEFAULT.

            Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

      8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by the charging of interest, fees, or Lender Group Expenses to the Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days of its receipt of telephonic notice of such Overadvance, Borrower eliminates such Overadvance;

      8.2 If Borrower or any Guarantor (with respect to Loan Documents to which such Guarantor is a party):

            (a) fails to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 3.2, 4.2, 4.4, 4.6, 6.8, 6.12, 6.15, and 7.1 through 7.18 of this Agreement;


            (b) fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 4.5, 6.2, 6.3, 6.5, 6.6, 6.7, 6.9, 6.10, 6.11, and 6.14 of this Agreement and such failure continues for a period of 5 Business Days; or


            (c) fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;

            provided that, during any period of time that any such failure or neglect of any such Obligor referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, the Lender Group shall be relieved of its obligation to extend credit hereunder;

      8.3 If any material portion of Borrower's or any of Guarantor's assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

      8.4 If an Insolvency Proceeding is commenced by Borrower or any Guarantor;

      8.5 If an Insolvency Proceeding is commenced against Borrower, or any Guarantor, and any of the following events occur: (a) Borrower or such Guarantor consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder,
(c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any Guarantor, or (e) an order for relief shall have been entered therein;

      8.6 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

      8.7 (a) If a notice of Lien is filed of record with respect to Borrower's or any Guarantor's assets by the United States or any department, agency, or instrumentality thereof (a "Federal Lien"), or by any state, county, municipal, or governmental agency and such state, county, municipal, or governmental agency Lien has priority over the Agent's Liens in and to the Collateral or any portion thereof (a "Non-Federal Priority Lien");

            (b) If a notice of Lien is filed of record with respect to Borrower's or any Guarantor's assets by any state, county, municipal, or governmental agency that is not a Non-Federal Priority Lien (a "Non-Federal Non-Priority Lien"); provided, however, that, if the aggregate amount claimed with respect to any such Non-Federal Non-Priority Liens, or the combination thereof, is less than $500,000, an Event of Default shall not occur under this subsection if the claims that are the subject of such Liens are the subject of Permitted Protests and if the Liens are released, discharged, or bonded against within 30 days of each such Lien first being filed of record or, if earlier, at least 5 days prior to the date on which assets that are subject to such Liens are subject to being sold or forfeited and, in any such case, Lender shall have the absolute right to establish and maintain a reserve against the Borrowing Base and the Maximum Revolver Amount in an amount equal to the aggregate amount of the underlying claims (determined by Agent, in its Permitted Discretion, and irrespective of any Permitted Protests with respect thereto and including any penalties or interest that are estimated by Agent, in its Permitted Discretion, to arise in connection therewith);

      8.8 If one or more judgments involving an aggregate amount of $1,000,000, or more, in excess of the amount covered by insurance, becomes a Lien or encumbrance upon any of Borrower's or any Guarantor's assets and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by Borrower or such Guarantor;

      8.9 (a) If there is a default in one or more agreements to which Borrower or any Guarantor is a party with one or more third Persons relative to Borrower's or such Guarantor's Indebtedness involving an aggregate amount of $1,000,000, or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's or such Guarantor's obligations thereunder, or

            (b) If there is a default in any other material agreement to which Borrower or any Guarantor is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate such agreement;

      8.10 If Borrower or any Guarantor makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

      8.11 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made in writing to Agent or any Lender by Borrower or any Guarantor or any officer, employee, agent, or director of Borrower or any Guarantor, or if any such warranty or representation is withdrawn;

      8.12 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

      8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

      8.14 Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or its Subsidiaries, or a proceeding shall be commenced by Borrower or its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Borrower or its Subsidiaries shall deny that Borrower or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

      8.15 (a) Any Benefit Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under the Code or ERISA or a waiver of such standard or extension of any amortization period is sought or granted, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Benefit Plan shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection ..62-.68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Benefit Plan within the following 30 days, any Benefit Plan shall have had or is likely to have a trustee appointed to administer such Benefit Plan pursuant to Section 4042(b) of ERISA, any Benefit Plan is, shall have been, or is likely to be involuntarily terminated or to be the subject of termination proceedings under ERISA, any Benefit Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan has not been made when due, any liability has occurred or is likely to occur on account of a Benefit Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069 or of ERISA or Section 401(a)(29), 4971 or 4975 of the Code, a "default" within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Benefit Plan, a material adverse change in the funding status of, or accrued benefits under, a Benefit Plan from that reflected on the documents attached as
Schedule 5.13(e) has occurred or is likely to occur, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a "Change in Law"), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events described above in this Section 8.15 the imposition of a lien, the granting of a security interest, or a liability resulting from any event described in clause (a) above; and (c) such lien, security interest, or liability, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Change.

9.    THE LENDER GROUP'S RIGHTS AND REMEDIES.

      9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

            (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

            (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

            (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations;

            (d) Settle or adjust disputes and claims directly with Borrower's Account Debtors for amounts and upon terms that Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

            (e) Cause Borrower to hold all of its returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Borrower or in Borrower's possession;

            (f) Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate that is reasonably convenient to both parties. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent's determination appears to conflict with the Agent's Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower's Loan Account therefor. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

            (g) Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

            (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

            (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

            (j) Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

            (k) Agent shall give notice of the disposition of the Borrower Collateral as follows:

                  (i) Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

                  (ii) The notice shall be personally delivered or mailed,
            postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                  (l) Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

                  (m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

            (n) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; provided, however, that upon the occurrence of any Event of Default described in Section
8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

      9.2 REMEDIES CUMULATIVE. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.   TAXES AND EXPENSES.

            If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons and relating to the Collateral, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its Permitted Discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof,
(b) set up such reserves in Borrower's Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing. Agent shall use its commercially reasonable efforts to provide notice to Borrower of any action taken by it under this Section 10.

11.   WAIVERS; INDEMNIFICATION.

      11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

      11.2 THE LENDER GROUP'S LIABILITY FOR BORROWER COLLATERAL. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause,
(iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrower except in the case of any of the foregoing to the extent caused by or as a result of the willful misconduct or gross negligence of a member of the Lender Group.

      11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower's and its Subsidiaries' compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that has resulted from or is attributable to the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES THAT IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.   NOTICES.

            Unless otherwise provided in this Agreement, all notices or demands by Borrower or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents that may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Agent, as the case may be, at its address set forth below:

             If to Borrower:   PENTON MEDIA, INC.
                               1300 East 9th Street
                               Cleveland, Ohio  44114
                               Attn:    Chief Financial Officer
                               Fax No. (216) 931-9891

             with copies to:   JONES DAY
                               North Point
                               901 Lakeside Avenue
                               Cleveland, Ohio  44114-1190
                               Attn:  Christopher M. Kelly, Esq.
                               Fax No. (216) 579-0212

             If to Agent:      WELLS FARGO FOOTHILL, INC.
                               2450 Colorado Avenue
                               Suite 3000 West
                               Santa Monica, California  90404
                               Attn: Group Credit Manager - Specialty Finance
                               Fax No. 310-453-7442

             with copies to:   PAUL, HASTINGS, JANOFSKY & WALKER LLP
                               515 South Flower Street, 25th Floor
                               Los Angeles, California 90071
                               Attn:  John Francis Hilson, Esq.
                               Fax No. 213-627-0705

            Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

            (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE NEW YORK STATE COURTS AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH BORROWER COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(B).

            (c) BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS

AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.   ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

      14.1 ASSIGNMENTS AND PARTICIPATIONS.

            (a) Any Lender may assign and delegate to one or more assignees that are Eligible Transferees (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to an Affiliate of a Lender or a Related Fund); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Borrower and Agent an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000 (except the payment of such fee shall not be required if the Assignee is an Affiliate of a Lender or a Related Fund). Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

            (b) From and after the date that Agent notifies the assignor Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Article 16 and Section 17.8 of this Agreement.

            (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto,
(2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance,
(4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

            (d) Immediately upon Agent's receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

            (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the

Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

            (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of
Section 17.8, disclose all documents and information that it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

            (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR Section203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

            (h) Agent shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name of a Lender as the registered owner of each Advance, held by such Lender. A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register (other than with respect to an assignment or delegation to an Affiliate of a Lender or a Related Fund), together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Agent shall treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of an assignment or delegation to an Affiliate of a Lender or a Related Fund, the assigning Lender shall maintain a comparable Register, on behalf of Agent.

            (i) In the event that a Lender sells participations in the Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

      14.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to
Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.   AMENDMENTS; WAIVERS.

      15.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrower, do any of the following:

            (a) increase the amount of or extend the maturity date applicable to any Commitment of any Lender,

            (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

            (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

            (d) change the percentage of the Commitments that is required to take any action hereunder,

            (e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

            (f) release Collateral other than as permitted by Section 16.12,

            (g) change the definition of "Required Lenders" or "Pro Rata Share",

            (h) contractually subordinate any of the Agent's Liens,

            (i) release Borrower or any Guarantor from any obligation for the payment of money, or

            (j) change the definition of Borrowing Base or Maximum Revolver Amount, or change Section 2.1(b), or

            (k) amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document.

      15.2 REPLACEMENT OF HOLDOUT LENDER.

            (a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders that are Eligible Transferees (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

            (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

      15.3 NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.   AGENT; THE LENDER GROUP.

      16.1 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the proviso to Section 16.11(e))are solely for the benefit of Agent, and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word "Agent" is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

      16.2 DELEGATION OF DUTIES. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

      16.3 LIABILITY OF AGENT. None of the Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrower or the books or records or properties of any of Borrower's Subsidiaries or Affiliates.

      16.4 RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

      16.5 NOTICE OF DEFAULT OR EVENT OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

      16.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

      16.7 COSTS AND EXPENSES; INDEMNIFICATION. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrower and its Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do
so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

      16.8 AGENT IN INDIVIDUAL CAPACITY. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include WFF in its individual capacity.

      16.9 SUCCESSOR AGENT. Agent may resign as Agent upon 45 days notice to the Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date that is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of

Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

      16.10 LENDER IN INDIVIDUAL CAPACITY. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

      16.11 WITHHOLDING TAXES.

            (a) If any Lender is a "foreign person" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:

                  (i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

                  (ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W 8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Borrower;

                  (iii) if such Lender claims that interest paid under this
            Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Borrower;

                  (iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances that would modify or render invalid any claimed exemption or reduction.

            (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

            (c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

            (d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

            (e) All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on or with reference to the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this
Section 16.11, or (ii) if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence. Borrower will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

      16.12 COLLATERAL MATTERS.

            (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Excluded Collateral or property in which Borrower or its Subsidiaries owned no interest at the time the Agent's Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or
(z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in

Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

            (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

      16.13 RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

            (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

            (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or
(2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

      16.14 AGENCY FOR PERFECTION. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets that, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

      16.15 PAYMENTS BY AGENT TO THE LENDERS. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

      16.16 CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

      16.17 FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By becoming a party to this Agreement, each Lender:

            (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports,

            (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

            (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon the Books, as well as on representations of Borrower's personnel,

            (d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.8, and

            (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

      16.18 SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.   GENERAL PROVISIONS.

      17.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

      17.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

      17.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

      17.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

      17.5 AMENDMENTS IN WRITING. This Agreement only can be amended by a writing signed by those Persons required to sign such amendment pursuant to
Section 15.1.

      17.6 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

      17.7 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or any Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

      17.8 CONFIDENTIALITY. The Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8,
(c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.8 shall survive for 3 years after the payment in full of the Obligations and termination of this Agreement. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

      17.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                          [Signature pages to follow.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                     PENTON MEDIA, INC.,

                                     a Delaware corporation, as Borrower


                                     By:
                                         ---------------------------------------
                                     Title:


                                     WELLS FARGO FOOTHILL, INC.,

                                     a California corporation, as Agent and as a Lender


                                     By:
                                         ---------------------------------------
                                     Title:


                                     ABLECO FINANCE LLC,

                                     a Delaware limited liability company, as a Lender


                                     By:
                                         ---------------------------------------
                                     Title:

                                TABLE OF CONTENTS

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                                                                                                       ----
..        DEFINITIONS AND CONSTRUCTION.............................................................       1

         1.1      Definitions ....................................................................       1

         1.2      Accounting Terms ...............................................................      28

         1.3      Code ...........................................................................      29

         1.4      Construction ...................................................................      29

         1.5      Schedules and Exhibits .........................................................      29

         1.6      Calculation of Certain Financial Terms .........................................      29

2.       LOAN AND TERMS OF PAYMENT ...............................................................      30

         2.1      Revolver Advances ..............................................................      30

         2.2      Optional Reduction of Maximum Revolver Amount ..................................      31

         2.3      Borrowing Procedures and Settlements ...........................................      31

         2.4      Payments .......................................................................      38

         2.5      Overadvances ...................................................................      41

         2.6      Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations ....      41

         2.7      Cash Management ................................................................      43

         2.8      Crediting Payments .............................................................      44

         2.9      Designated Account .............................................................      45

         2.10     Maintenance of Loan Account; Statements of Obligations .........................      45

         2.11     Fees ...........................................................................      45

         2.12     Letters of Credit ..............................................................      46

         2.13     LIBOR Option ...................................................................      49

         2.14     Capital Requirements ...........................................................      52

3.       CONDITIONS; TERM OF AGREEMENT ...........................................................      52

         3.1      Conditions Precedent to the Initial Extension of Credit ........................      52

         3.2      Conditions Subsequent to the Initial Extension of Credit .......................      55

         3.3      Conditions Precedent to all Extensions of Credit ...............................      56

         3.4      Term ...........................................................................      56

         3.5      Effect of Termination ..........................................................      56

         3.6      Early Termination by Borrower ..................................................      57

4.       CREATION OF SECURITY INTEREST ...........................................................      58

                                TABLE OF CONTENTS
                                   (continued)

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         4.1      Grant of Security Interest .....................................................      58

         4.2      Negotiable Collateral ..........................................................      58

         4.3      Collection of Accounts, General Intangibles, and Negotiable Collateral .........      58

         4.4      Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional
                  Documentation Required .........................................................      58

         4.5      Power of Attorney ..............................................................      59

         4.6      Right to Inspect ...............................................................      60

         4.7      Control Agreements .............................................................      60

5.       REPRESENTATIONS AND WARRANTIES ..........................................................      61

         5.1      No Encumbrances ................................................................      61

         5.2      Accounts .......................................................................      61

         5.3      [Intentionally Omitted] ........................................................      61

         5.4      Equipment ......................................................................      61

         5.5      Location of Equipment ..........................................................      61

         5.6      [Intentionally Omitted] ........................................................      61

         5.7      State of Incorporation; Location of Chief Executive Office; FEIN; Organizational
                  ID Number; Commercial Tort Claims ..............................................      61

         5.8      Due Organization and Qualification; Subsidiaries ...............................      62

         5.9      Due Authorization; No Conflict .................................................      62

         5.10     Litigation .....................................................................      64

         5.11     No Material Adverse Change .....................................................      64

         5.12     Fraudulent Transfer ............................................................      64

         5.13     Employee Benefits ..............................................................      65

         5.14     Environmental Condition ........................................................      65

         5.15     Brokerage Fees .................................................................      65

         5.16     Intellectual Property ..........................................................      65

         5.17     Leases .........................................................................      65

         5.18     Deposit Accounts and Securities Accounts .......................................      66

         5.19     Complete Disclosure ............................................................      66

         5.20     Indebtedness ...................................................................      66

         5.21     Senior Debt, Etc ...............................................................      66

                                TABLE OF CONTENTS
                                   (continued)

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         5.22     Application of Asset Sale Proceeds; Other Indebtedness .........................      66

6.       AFFIRMATIVE COVENANTS ...................................................................      67

         6.1      Accounting System ..............................................................      67

         6.2      Collateral Reporting ...........................................................      67

         6.3      Financial Statements, Reports, Certificates ....................................      68

         6.4      Guarantor Reports ..............................................................      70

         6.5      [Intentionally Omitted] ........................................................      70

         6.6      Maintenance of Properties ......................................................      70

         6.7      Taxes ..........................................................................      70

         6.8      Insurance ......................................................................      70

         6.9      Location of Equipment ..........................................................      71

         6.10     Compliance with Laws ...........................................................      72

         6.11     Leases .........................................................................      72

         6.12     Existence ......................................................................      72

         6.13     Environmental ..................................................................      72

         6.14     Disclosure Updates .............................................................      72

         6.15     Formation of Subsidiaries ......................................................      73

7.       NEGATIVE COVENANTS ......................................................................      73

         7.1      Indebtedness ...................................................................      73

         7.2      Liens ..........................................................................      74

         7.3      Restrictions on Fundamental Changes ............................................      75

         7.4      Disposal of Assets .............................................................      75

         7.5      Change Name ....................................................................      75

         7.6      Nature of Business .............................................................      75

         7.7      Prepayments and Amendments .....................................................      76

         7.8      Change of Control ..............................................................      76

         7.9      [Intentionally Omitted] ........................................................      76

         7.10     Distributions ..................................................................      76

         7.11     Accounting Methods .............................................................      76

         7.12     Investments ....................................................................      76

                                TABLE OF CONTENTS
                                   (continued)

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         7.13     Transactions with Affiliates ...................................................      76

         7.14     Suspension .....................................................................      76

         7.15     [Intentionally Omitted] ........................................................      77

         7.16     Use of Proceeds ................................................................      77

         7.17     [Intentionally Omitted] ........................................................      77

         7.18     Financial Covenants ............................................................      77

8.       EVENTS OF DEFAULT .......................................................................      78

9.       THE LENDER GROUP'S RIGHTS AND REMEDIES ..................................................      81

         9.1      Rights and Remedies ............................................................      81

         9.2      Remedies Cumulative ............................................................      83

10.      TAXES AND EXPENSES ......................................................................      83

11.      WAIVERS; INDEMNIFICATION ................................................................      84

         11.1     Demand; Protest; etc ...........................................................      84

         11.2     The Lender Group's Liability for Borrower Collateral ...........................      84

         11.3     Indemnification ................................................................      84

12.      NOTICES .................................................................................      85

13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER ..............................................      86

14.      ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS ..............................................      87

         14.1     Assignments and Participations .................................................      87

         14.2     Successors .....................................................................      90

15.      AMENDMENTS; WAIVERS .....................................................................      90

         15.1     Amendments and Waivers .........................................................      90

         15.2     Replacement of Holdout Lender ..................................................      91

         15.3     No Waivers; Cumulative Remedies ................................................      91

16.      AGENT; THE LENDER GROUP .................................................................      92

         16.1     Appointment and Authorization of Agent .........................................      92

         16.2     Delegation of Duties ...........................................................      93

         16.3     Liability of Agent .............................................................      93

         16.4     Reliance by Agent ..............................................................      93

         16.5     Notice of Default or Event of Default ..........................................      94

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                               TABLE OF CONTENTS
                                   (continued)

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         16.6     Credit Decision ................................................................      94

         16.7     Costs and Expenses; Indemnification ............................................      95

         16.8     Agent in Individual Capacity ...................................................      95

         16.9     Successor Agent ................................................................      96

         16.10    Lender in Individual Capacity ..................................................      96

         16.11    Withholding Taxes ..............................................................      97

         16.12    Collateral Matters .............................................................      99

         16.13    Restrictions on Actions by Lenders; Sharing of Payments ........................      99

         16.14    Agency for Perfection ..........................................................     100

         16.15    Payments by Agent to the Lenders ...............................................     100

         16.16    Concerning the Collateral and Related Loan Documents ...........................     101

         16.17    Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders;
                  Other Reports and Information ..................................................     101

         16.18    Several Obligations; No Liability ..............................................     102

         16.19    Legal Representation of Agent ..................................................     102

17.      GENERAL PROVISIONS ......................................................................     102

         17.1     Effectiveness ..................................................................     103

         17.2     Section Headings ...............................................................     103

         17.3     Interpretation .................................................................     103

         17.4     Severability of Provisions .....................................................     103

         17.5     Amendments in Writing ..........................................................     103

         17.6     Counterparts; Telefacsimile Execution ..........................................     103

         17.7     Revival and Reinstatement of Obligations .......................................     103

         17.8     Confidentiality ................................................................     104

         17.9     Integration ....................................................................     104

                             EXHIBITS AND SCHEDULES

Exhibit A-1               Form of Assignment and Acceptance
Exhibit C-1               Form of Compliance Certificate
Exhibit L-1               Form of LIBOR Notice

Schedule A-1              Agent's Account
Schedule C-1              Commitments
Schedule D-1              Designated Account
Schedule P-1              Permitted Liens
Schedule P-2              Permitted Investments
Schedule 2.7(a)           Cash Management Banks
Schedule 4.7(a)           Deposit Accounts (pre-March 28, 2002)
Schedule 4.7(b)           Deposit Accounts (post-March 28, 2002)
Schedule 5.5              Locations of Inventory and Equipment
Schedule 5.7(a)           States of Organization
Schedule 5.7(b)           Chief Executive Offices
Schedule 5.7(c)           FEINs
Schedule 5.7(d)           Commercial Tort Claims
Schedule 5.8(b)           Capitalization of Borrower
Schedule 5.8(c)           Capitalization of Borrower's Subsidiaries
Schedule 5.10             Litigation
Schedule 5.11             Financial Statements
Schedule 5.14             Environmental Matters
Schedule 5.16             Intellectual Property
Schedule 5.18             Deposit Accounts and Securities Accounts
Schedule 5.20             Permitted Indebtedness

                                  SCHEDULE A-1
                                 AGENT'S ACCOUNT

            An account at a bank designated by Agent from time to time as the account into which Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrower and the Lender Group to the contrary, Agent's Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

                                  SCHEDULE C-1
                                   COMMITMENTS


         Lender                                         Commitment
         ------                                         ----------
         Wells Fargo Foothill, Inc.                     $20,000,000
         Ableco Finance LLC                             $20,000,000


         All Lenders                                    $40,000,000

                                  SCHEDULE D-1
                               DESIGNATED ACCOUNT

            Account number 657100970 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Agent.

            "Designated Account Bank" means National City Bank, whose office is located at 1900 East Ninth Street, Cleveland, Ohio 44114, and whose ABA number is 041000124.